                                                                                     EXHIBIT (12) - 1
                                    WISCONSIN ENERGY CORPORATION
                                     STATEMENT OF COMPUTATION OF
                                 RATIO OF EARNINGS TO FIXED CHARGES
                                             (Unaudited)


                                     Nine
                                     Months
                                     Ended                     Twelve Months Ended
                                    -------- -------------------------------------------------------
                                     9/30/01  9/30/01  12/31/00 12/31/99  12/31/98 12/31/97  12/31/96
                                    -------- --------  -------- --------  -------- --------  --------
                                                  (Millions of Dollars, Except Ratios)
Pretax Income
 Net Income                         $181.8   $210.7    $154.2   $209.0    $188.1    $60.7    $218.1
 Cumulative Effect of Change in
  Accounting Principle, Net of Tax   (10.5)   (10.5)      -        -         -        -         -
 Income Taxes                        118.3    158.0     125.9    111.1      92.2     31.0     125.3
                                    ------   ------    ------   ------    ------   ------    ------
Total Pretax Income                  289.6    358.2     280.1    320.1     280.3     91.7     343.4
Less:  Undistributed equity
       in earnings of
       unconsolidated affiliates      22.3     22.3       -        -         -        -         -
                                    ------   ------    ------   ------    ------   ------    ------
Total Adjusted Pretax Income         267.3    335.9     280.1    320.1     280.3     91.7     343.4

Fixed Charges
 Interest Charges
  Interest on Long-Term Debt(a)      136.1    135.2     137.3    124.2     108.5    110.1     103.1
  Other Interest Expense              51.1    121.2     106.2     24.1      19.3      9.6       9.0
  Interest Factors of Rents
   Nuclear Fuel                        2.6      3.3       3.9      3.5       3.1      0.9       2.3
   Long-Term Purchase
    Power Contract(b)                 16.2     21.5      21.0     20.4      20.3      5.6       -
                                    ------   ------    ------   ------    ------   ------    ------
Total Interest Charges               206.0    281.2     268.4    172.2     151.2    126.2     114.4
Preferred Stock Dividend
 Requirements of Wisconsin
 Electric Power Company
  Amount Not Tax Deductible            0.5      0.7       0.7      0.7       0.7      0.7       0.7
  Ratio of Pretax Income
   to Net Income                       1.6      1.7       1.8      1.5       1.5      1.5       1.6
                                    ------   ------    ------   ------    ------   ------    ------
                                       0.8      1.2       1.3      1.1       1.1      1.1       1.1
  Amount Tax Deductible                0.4      0.5       0.5      0.5       0.5      0.5       0.5
                                    ------   ------    ------   ------    ------   ------    ------
Total Preferred Stock
 Dividend Requirements of
 Wisconsin Electric
 Power Company                         1.2      1.7       1.8      1.6       1.6      1.6       1.6
Distributions on Preferred
 Securities of Subsidiary Trust       10.3     13.7      13.7     10.5       -        -         -
                                    ------   ------    ------   ------    ------   ------    ------
Total Fixed Charges As Defined       217.5    296.6     283.9    184.3     152.8    127.8     116.0
                                    ------   ------    ------   ------    ------   ------    ------
Earnings Before Income
 Taxes and Fixed Charges            $484.8   $632.5    $564.0   $504.4    $433.1   $219.5    $459.4
                                    ======   ======    ======   ======    ======   ======    ======
Ratio of Earnings to
 Fixed Charges                        2.2x     2.1x      2.0x     2.7x      2.8x     1.7x      4.0x

(a)  Includes amortization of debt premium, discount and expense.

(b) Wisconsin Electric has entered into a long-term power purchase contract that is being accounted for as a capital lease.